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                                                                     Exhibit 2.3

                            REORGANIZATION AGREEMENT


     THIS REORGANIZATION AGREEMENT, dated to be effective as of February 28, 1997, is by and between AMERICAN RETIREMENT CORPORATION, a Tennessee corporation (the "Corporation"), and AMERICAN RETIREMENT COMMUNITIES, L.P., a Tennessee limited partnership (the "Partnership").

     The Corporation is a wholly-owned subsidiary of the Partnership. The Partnership desires to reorganize itself into corporate form in order to effect an initial public offering (the "IPO"). In furtherance thereof, the Partnership and the Corporation desire that the Partnership transfer all of its assets, subject to all of its liabilities, to the Corporation in exchange for a promissory note and shares of common stock of the Corporation, all as more fully described below.

     The exchanges contemplated by this Reorganization Agreement are intended to qualify for tax-free treatment under section 351(a) of the Internal Revenue Code of 1986, as amended (the "Code"), except that the promissory note referenced in paragraph 3 will be "other property" or "boot" as described in section 351(b) of the Code. The transferors will include the Partnership and the members of the public acquiring common stock from the underwriter in a qualified underwriting transaction described in Treasury Regulation ss.1.351-1(a)(3). The transferors will own all the common stock of the Corporation immediately after the exchange. The transfer of assets and liabilities of the Partnership, followed by its termination, is intended to comply with the procedure for tax-free incorporation of a partnership described in Situation 1 of IRS Revenue Ruling 84-111.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

     1. Agreement to Contribute Assets. In consideration of the issuance to the Partnership of the Reorganization Note and the Exchange Shares (each as hereinafter defined), the Partnership shall contribute to the Corporation all of its right, title and interest in and to all of its assets (the "Contributed Assets").

     2. Assumption of Liabilities. Contemporaneously with the Partnership's contribution of the Contributed Assets, the Corporation shall assume all of the Partnership's liabilities and obligations, known or unknown, contingent or otherwise, (the "Assumed Liabilities").

     3. Agreement to Issue Reorganization Note. In consideration of the Partnership's contribution of the Contributed Assets, the Corporation shall issue, and the Partnership shall accept a promissory note in the principal amount of $25.0 million (the "Reorganization Note"), which shall not bear interest and shall be payable upon the closing of any initial public offering by the Corporation of its securities. Notwithstanding the foregoing, the Corporation and the General Partner of the Partnership (in consultation with the Partnership's Limited Partners Committee) shall



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have the right to vary the principal amount of the Reorganization Note so long as the final amount thereof is between $20 million and $30 million.

     4. Agreement to Contribute and Issue Shares. In consideration of the Partnership's contribution of the Contributed Assets, the Corporation shall issue, and the Partnership shall acquire, an aggregate of 7,811,500 shares of common stock, par value $.01 per share, of the Corporation (the "Exchange Shares").

     5. Initial Public Offering. Following the issuance of the Exchange Shares, the Corporation shall offer for sale to the public for cash approximately 3,125,000 newly issued shares of its common stock.

     6. Shares Fully Paid. The Corporation represents to the Partnership that the issuance of the Exchange Shares pursuant to this Agreement has been duly authorized and, when issued in accordance with the terms of this Agreement, the Exchange Shares will be fully paid and non-assessable, and free of preemptive rights.

     7. Representations and Warranties of the Partnership. The Partnership hereby:

        (a) represents and warrants that (i) it has good and marketable title to all of the Contributed Assets, free and clear of any liens or other encumbrances except for liens and encumbrances (x) securing the indebtednesses described or to be described in the Registration Statement (defined below) or the exhibits thereto, or (y) arising in the ordinary course of business that do not materially affect their value, or (z) relating to real property that do not materially affect the use or operation thereof; and (ii) all Contributed Assets which constitute capital stock were duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights;

        (b) represents and warrants that the Partnership has paid in full or will pay in full on a timely basis all federal or state income taxes incurred by such entities for the taxable period ending on or before the Closing;

        (c) acknowledges that the Partnership or its representative(s) has had access to the same kind of information concerning the Corporation that is required in a Registration Statement on Form S-1 filed under the Securities Act of 1933, as amended (the "Act"), to the extent that the Corporation possesses such information;

        (d) acknowledges that it has been advised that the offer and issuance of the Exchange Shares have not been registered under the Act;

        (e) represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Partnership will not (i) result in a violation of or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under the Partnership's partnership agreement or under any instrument,



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judgment, order, writ, decree or contract to which the Partnership is subject,
(ii) result in the creation of any lien, charge or encumbrance upon any assets of the Partnership, or (iii) violate any law, rule or regulation applicable to the Partnership.

     8. Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall be held at the offices of Bass, Berry & Sims PLC, 2700 First American Center, Nashville, Tennessee, immediately prior to the effectiveness of the Registration Statement on Form S-1 to be filed by the Corporation with the Securities and Exchange Commission with respect to the common stock of the Corporation (as amended, the "Registration Statement"), at which time the transactions contemplated hereby shall be deemed to be effective. At the Closing:

          (a) The Partnership shall deliver to the Corporation:

               (i) certificates, duly endorsed for transfer, representing the shares of stock that comprise a part of the Contributed Assets;

               (ii) such deeds, bills of sale, assignments and other instruments of transfer or title as the Corporation may reasonably request with respect to the remainder of the Contributed Assets; and

               (iii) such other documents as the Corporation shall reasonably request.

          (b) The Corporation shall issue and deliver to the Partnership:

               (i) the Reorganization Note;

               (ii) a certificate or certificates representing the Exchange Shares in Section 4; and

               (iii) an Assumption Agreement relating to all of the Assumed Liabilities.

     9. Survival of Representations and Warranties; Obligation of Partnership to Indemnify.

        (a) The representations and warranties of the Partnership set forth in
Section 7 of this Agreement shall survive Closing.

        (b) The Partnership agrees to indemnify and hold harmless the Corporation, its directors, officers and agents (in their capacity as such) from and against any costs and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representations, warranty, covenant or Agreement of the Partnership contained in this Agreement or the enforcement of this Agreement.



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     10. Repayment of Reorganization Note. Immediately following the consummation of the Offering, the Corporation shall repay the Reorganization
Note in full from the proceeds of the Offering.

     11. Liquidation of the Partnership. As soon as practicable following the Closing, the Partnership will distribute the proceeds of the Reorganization Note and the Exchange Shares, as described in the Registration Statement, whereupon the Partnership will be considered terminated for federal income tax purposes. The Partnership will thereafter be legally dissolved and liquidated; provided, however, that such liquidation shall be delayed if necessary until all operating licenses and permits are effectively transferred to the Corporation.

     12. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by recognized overnight courier. Any such notice shall be deemed given when so delivered personally or telecopied or, if delivered by recognized overnight courier, one day after the date of delivery to such courier, as follows:

                   (i)      if to the Corporation, to:

                            American Retirement Corporation
                            111 Westwood Place, Suite 402
                            Brentwood, TN  37027
                            Attention:  President

                   (ii)     if to the Partnership, to:

                            American Retirement Communities, L.P.
                            111 Westwood Place, Suite 402
                            Brentwood, TN 37027
                            Attention: W.E. Sheriff

     Any party may change such party's address for notice hereunder by notice to the other parties in accordance with this Section 11.

     13. Termination. This Agreement may be terminated at the election of any party upon written notice to the other party if the Registration Statement has not been declared to be effective on or prior to August 31, 1997, or such later date as the parties may hereafter agree and, if so terminated, no party shall have any further liability or obligation hereunder.

     14. Waivers and Amendments. This Agreement may be amended, modified, superseded or canceled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any waiver on the part or any party of any such right or remedy, nor any single or partial exercise of any



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such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

     15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee applicable to agreements made and to be performed entirely within such state.

     16. Assignment. This Agreement, and any rights or obligations hereunder, may not be assigned by any party hereto without the prior written consent of the other parties.

     17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, each party hereto has executed or caused the execution of this Agreement as of the date first above written.


                                 AMERICAN RETIREMENT CORPORATION


                                 By:____________________________________________
                                    W. E. Sheriff, President and Chief Executive
                                    Officer



                                 AMERICAN RETIREMENT COMMUNITIES, L.P.

                                 By: American Retirement Communities, LLC, its general partner


                                      By:_______________________________________
                                              W.E. Sheriff, Chief Manager





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